Exhibit 3.16

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SOLAICX

ARTICLE I

The name of this corporation is Solaicx.

ARTICLE II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The name in the State of California of this corporation’s initial agent for service of process is Corporation Service Company which will do business in California as CSC—Lawyers Incorporating Service.

ARTICLE IV

This corporation is authorized to issue only one class of shares of stock to be designated as common stock (“Common Stock”) with a par value of $0.01 per share. The total number of shares of Common Stock which this corporation is authorized to issue is One Thousand (1,000).

ARTICLE V

The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise in excess of indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this corporation and its shareholders. If, after the effective date of this Article, California law is amended in a manner which permits a company to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to “California law” shall to that extent be deemed to refer to California law as so amended.

Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

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